The Red Oak Trust
815A Brazos, Suite 352
Austin, Texas 78701

October 28, 2010

UV Flu Technologies, Inc.
411 Main St., Bldg 5
Yarmouthport, MA, 02675

Attn.: John J. Lennon, President and CEO

Re:	Letter of Intent by and between The Red Oak Trust (“Red Oak”) and UV Flu Technologies, Inc. (“UVFLU”)

Dear Mr. Lennon:

This Letter of Intent (this “LOI”) is intended as an expression of our mutual intentions.  It shall be binding upon both parties, subject to the terms and conditions contained herein, until formal definitive agreements (the “Definitive Agreements”) including, but not limited to, a Stock Purchase Agreement which is described in Article “2” of this LOI confirming the terms and conditions set forth in this LOI as well as setting forth such representations and warranties and other provisions which are customary in a transaction of this nature are acceptable to us and our respective attorneys.  If any or all of the Definitive Agreements are not executed, this LOI shall nonetheless be binding subject to completion of due diligence under Article 1 below. This LOI rescinds and voids in its entirety that certain letter of intent between UVFLU and Red Oak dated October 26, 2010.

1.           Subject to completion of legal due diligence by UV Flu Technologies, Inc., a Nevada corporation (“UVFLU”), on or prior to November 18, 2010 (the “Closing Date”), subject to one or more mutually agreed upon extensions, shall acquire one hundred (100%) percent of the issued and outstanding unit of RxAir Industries, LLC a Nevada limited liability company (“RxAir”) which is wholly owned by Red Oak (the “Acquisition”). The parties agree to automatically extend the Closing Date for up to an additional thirty (30) days in the event UVFLU’s auditor advises that the audit cannot be completed by November 18, 2010.

2.           The terms of the Acquisition shall be set forth in a Stock Purchase Agreement by and between Red Oak and UVFLU, which shall include, but not be limited to, the following terms and conditions:

A.           Purchase Price: The Purchase Price (the “Purchase Price”) with respect to the Acquisition shall be:

(i)           One hundred and twenty five thousand ($125,000) dollars in cash (the “Cash Purchase Price”) to Red Oak, payable:

(a)           ten thousand ($10,000) dollars upon the execution of this LOI;

(b)           fifteen thousand ($15,000) dollars upon the completion of the audit of RxAir, with respect to which UVFLU agrees to diligently pursue and cooperate with the auditors; and

(c)           one hundred thousand ($100,000) dollars at the closing of the Acquisition (the “Closing”); and

(ii)           One million (1,000,000) shares of UVFLU common stock par value $0.001 per share (the “Closing Shares”), pursuant to the following terms and conditions:

(a)           At the Closing, UVFLU shall deliver the Closing Shares to Red Oak in “book form.”

(b)           Commencing six (6) months after the Closing Date, Red Oak shall be entitled to sell the Closing Shares subject to Red Oak meeting the conditions under Rule 144 of the Securities Act of 1933, as amended.

(c)           UVFLU agrees that on the Closing Date, it shall provide a letter of instruction to its transfer agent stating that at any time after 6 months from the Closing Date, the transfer agent can accept a legal opinion from legal counsel other than legal counsel to UVFLU with respect to any request for removal of the restrictive legend related to the Closing Shares.  For purposes of this Sub-Subparagraph “(c)” of this Subparagraph “(ii)” of this Paragraph “B” of this Article “2” of this LOI, a legal opinion from the firm of Mintz & Fraade, P.C. shall be deemed acceptable to UVFLU.

B.           Consulting Agreement: UVFLU agrees to enter into a Consulting Agreement with Bryan A. Scott or an entity designated by Bryan A. Scott (jointly, the “Consultant”), which shall include, but not be limited to, the following terms and conditions:

(i)           The term of the Consulting Agreement shall be nine (9) months.

(ii)           The amount of the Consulting fees (the “Consulting Fees”) shall be an aggregate of ninety thousand ($90,000) dollars, payable ten thousand ($10,000) dollars per month (the “Monthly Consulting Fees”) beginning thirty (30) days from the Closing Date.

(iii)           UVFLU may only terminate the Consulting Agreement in the event of the Consultant’s conviction with respect to material fraud.

(iv)           It is acknowledged and agreed that the Consultant shall not be an officer of either RxAir or UVFLU.

C.           UVFLU agrees that it shall issue to each of Manny Marquez, Melanie Paschal and John Bugg, three key personnel of RxAir, subject to their continued active involvement with RxAir, one hundred thousand (100,000) shares of UVFLU common stock as follows:

(i)           twenty five thousand (25,000) shares on the Closing Date;

(ii)           twenty five thousand (25,000) shares six (6) months after the Closing Date; and

(iii)           fifty thousand (50,000) shares twelve (12) months after the Closing Date.

D.           UVFLU agrees that on the Closing Date it shall assume the obligations of RxAir which are set forth on the schedule which is annexed hereto and made a part hereof as Exhibit “A.”

E.           Red Oak agrees that it shall:

(i)           Cancel all promissory notes payable by RxAir to Red Oak and Bridgepoint Partners, LLC, a Nevada limited liability company (“Bridgepoint”);

(ii)           Pay in full and cancel all RxAir lines of credit secured by Red Oak, Bridgepoint or Bryan A. Scott, personally; and

(iii)           Resign as the Operating Manager of RxAir.

3.           SEC Filings.  UVFLU agrees that it shall use best efforts to remain current with its filing obligations with the SEC for a minimum of twelve (12) months from the Closing Date.

4.           Non-refundable Deposit.  Simultaneously with the execution of this LOI, UVFLU shall pay ten thousand ($10,000) dollars as a non-refundable deposit to Red Oak (the “LOI Deposit”) that shall be wired to Mintz & Fraade, P.C., per written instructions below, to be utilized as directed by Red Oak.  Subject to Article 1 above, on or prior to the second (2nd) business day after the completion of the audit of RxAir, UVFLU shall pay an additional fifteen thousand ($15,000) dollars as a non-refundable deposit to Red Oak (the “Due Diligence Deposit;” the LOI Deposit and the Due Diligence Deposit are hereinafter jointly referred to as the “Non-refundable Deposit”).

WIRE INSTRUCTIONS: HSBC BANK, USA 666 Fifth Avenue New York, NY 10103 Attn: Ann Garamella, Assistant Manager Tel: (212) 489-6751 Fax: (212) 489-6977	ABA/Routing No.: 021001088 Account No.: 011-78674-4 Account: MINTZ & FRAADE, PC ATTORNEY ESCROW ACCOUNT

5.           Each party agrees that it shall be responsible for its own legal, accounting and other advisory fees and expenses incurred in connection with the transaction contemplated hereunder, including, but not limited to, any and all professional fees and other costs incurred in connection with due diligence; provided, however that UVFLU shall be responsible for all audit fees and costs incurred in connection with the audit of RxAir.

6.           Each party agrees that if, for any reason, it determines not to enter into the Stock Purchase Agreement as a result of the other party violating this LOI, the violating party shall not have any claims, rights or recourse against the non-violating party either pursuant to this LOI or as a result of the failure of the non-violating party to enter into the Stock Purchase Agreement.

7.           Red Oak acknowledges and agrees that, commencing from the date of this LOI and continuing until the Closing Date, it shall operate the business of RxAir in a manner which is consistent with a viable, going concern.

8.           No public disclosure of the terms of this LOI shall be made by either party hereto or any of their respective representatives, without the written approval of the other party, which shall not be unreasonably withheld, or except as may be required by law or by judicial or other compulsory process; provided, however, UVFLU may issue press releases in the ordinary course of business; provided further, however, any press release referencing RxAir, its products or services shall be subject to the foregoing written approval of Red Oak.   Any party intending to make disclosure of the terms of this LOI if required by law or by judicial or other compulsory process shall notify the other party in writing as soon as possible and, if possible, in advance of any such disclosure.

9.           This LOI may not be changed, modified, extended, terminated or discharged orally, and shall only be changed, modified, extended, terminated or discharged by a written agreement specifically referring to this LOI which is signed by both of the parties to this LOI.

10.           This LOI shall in all respects be construed, governed, applied and enforced in accordance with the laws of the State of New York and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York, without giving effect to the principles of conflicts of law.

11.           In consideration of the time and effort UVFLU will incur to pursue this transaction, Red Oak agrees that, from the date of execution of this LOI (or, if sooner, until such time as the parties agree in writing to terminate this LOI) until the Closing, neither RxAir, Red Oak nor its shareholders nor any person or entity acting on their behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase RxAir or assets related thereto, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than UVFLU or its representatives any information or data related to such purchase or afford access to the properties, books or records of RxAir to any such persons; provided, however that if the Closing does not occur on, or prior to, November 18, 2010, or as mutually extended by the parties, the provisions of this Article “11” of this LOI shall be deemed null and void. If RxAir, Red Oak, its shareholders or its representatives receive any inquiry or proposal offering to purchase RxAir or any assets related thereto, Red Oak will promptly notify UVFLU.

12.           If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

13.           This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.

14.           The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI.  No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

If the foregoing is in accordance with your understanding, please so acknowledge by signing the enclosed copy of this letter and returning it to the undersigned.

Sincerely,

The Red Oak Trust

By:	/s/ Bryan A. Scott
Bryan A. Scott, Trustee

AGREED TO AND ACCEPTED:

UV Flu Technologies, Inc.

By:	/s/ John J. Lennon
John J. Lennon, President and CEO

EXHIBIT A

1.
Remaining lease obligation for the 3,900 square feet office and warehouse space located at 3323 Garden Brook Drive, Farmers Branch, Texas 75234, as evidenced by the Lease Agreement dated May 1st, 2010 by and among WTHW, Ltd (as Landlord) and RxAir Industries, LLC (Tenant).   The term of the lease ends April 30th, 2011.  The rent is $1,460 per month.  The Landlord holds a $4,380 security deposit.

2.
Remaining obligations for the promissory note dated September 18, 2009 having an original principal amount of $25,000 by and among Clean Air Research & Engineering Solutions, LLC (Payee) and RxAir Industries, LLC (Payor).  The note bears an interest rate of 6.5% per annum and is secured by US Patent #6,680,028 which is owned by RxAir Industries, LLC.  Monthly payments of principal and interest of $489.15 are due on the 12th calendar day of each month.  As of the date of this LOI, the note is in good standing and the remaining principal balance is $20,660.67.

3.
Remaining lease obligation for corporate services provided at 12225 Greenville Ave, Ste 700, Dallas, Texas 75243, as evidenced by the Lease Agreement dated July 1st, 2010 between Centre Suites and RxAir Industries, LLC (Customer).  The term of the lease ends December 31st, 2010.  The base rent is $150 per month plus service fees.

4.	Outstanding accounts payable. Balance as of 10/20/2010 is $8,162.35.